UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2005

The Cooper Companies, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	1-8597	94-2657368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6140 Stoneridge Mall Road, Suite 590, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 460-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Incentive Payment Plans

On December 14, 2005, the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Cooper Companies, Inc. (“Cooper”) approved the 2006 Incentive Payment Plan (the “2006 Plan”) for Cooper and its subsidiaries, CooperVision, Inc. and CooperSurgical, Inc. (collectively with Cooper, the “Company”), a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The 2006 Plan provides incentives to officers and key employees of the Company who are expected to contribute significantly to increasing the Company’s revenue, income and cash flow. Participation levels under the Company’s 2006 Plan are set at percentages of base salaries previously assigned to designated positions within the Company. Awards will be paid under the 2006 Plan with respect to the Company’s 2006 fiscal year, ending October 31, 2006, if the operating business’ or the Company’s consolidated results (depending upon the named participant’s employer) meet specified performance targets. Performance targets for named participants employed by an operating subsidiary are tied to the attainment by that business of specified levels of net revenue, operating income and cash flow as defined. For named participants employed by Cooper, performance targets are tied to the attainment of certain levels of consolidated net revenue, net income and cash flow as defined. In addition, a component of the participants’ awards may be granted on a discretionary basis by each participant’s division head or the Chief Executive Officer, or in the case of the five most highly paid executive officers and named Section 16(b) officers, by the Committee, following an assessment of each participant’s performance.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	The Cooper Companies 2006 Incentive Payment Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COOPER COMPANIES, INC.
(Registrant)
Date December 20, 2005

/s/ Carol R. Kaufman
(Signature)
	Name:	Carol R. Kaufman
	Title:	Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page
99.1	The Cooper Companies 2006 Incentive Payment Plan.